Exhibit 99.1

News Release

NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Announces Revised Fourth Quarter and

Full Year 2015 Results from Discontinued Operations

March 14, 2016, Akron, Ohio — Myers Industries, Inc. (NYSE:MYE) announced today a revision to its previously released financial results for its fourth quarter and year ended December 31, 2015.

The revision, as compared to the Company’s earnings release issued February 25, 2016, reflects an adjustment to its results from discontinued operations. This adjustment is due to a final decision the Company received on March 9, 2016 related to disputed post-closing working capital adjustments in conjunction with the sale of its Lawn & Garden business, which closed on February 17, 2015. The adjustment led to an increase in income from discontinued operations, net of taxes, of $0.6 million. There are no changes to results from continuing operations. Therefore, net income also increased by $0.6 million for both the fourth quarter and full year of 2015. Previously reported results for prior periods were not affected by the adjustment.

Myers Industries’ financial results for the fourth quarter and year ended December 31, 2015 are included in its Form 10-K, filed today with the SEC.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.